AGREEMENT OF INCORPORATION
The undersigned agree to become a corporation by the name of
Columbia Gas of West Virginia, Inc.

     II.      The principal Office or Place of Business of said Corporation will be located at 1700 MacCorkle Avenue, S. E. in the city of Charleston in county of Kanawha and State of West Virginia. Its chief works will be located in Charleston, Kanawha County, State of West Virginia, and elsewhere in said State.

III. The objects for which this Corporation is formed are as follows:
(a) To construct, purchase, lease or otherwise acquire, own, operate, maintain, sell or otherwise dispose of natural, artificial or mixed gas distribution properties in the State of West Virginia.

      (b)      To prospect, explore and drill for, or otherwise acquire, import, export, produce, gather up, store, treat, refine, reform, blend, combine, manufacture, strip, purchase, transmit, transport, sell to public and private consumers, for light, heat, power, fuel, and other purposes, or otherwise dispose of, furnish and deliver, natural, artificial and mixed gas, oil and other hydrocarbons, including gasoline, and sulphur and other minerals, together with all derivatives, products or by-products thereof.

      (c)      To construct, purchase, lease or otherwise acquire, own, operate, maintain, sell or otherwise dispose of, a system or systems of communications by radio, telephone, telegraph or otherwise, for use only in connection with the business of the Corporation and not as a common carrier or public utility and to apply for, receive, hold and enjoy any and all licenses, permits, rights of way and grants necessary, appropriate or convenient for the erection construction, maintenance and operation of radio stations, telephone and telegraph lines, transmitters, equipment and facilities and to the extent that it is legal so to do, to erect, construct, purchase, acquire, lease, maintain, operate, let, sell, dispose of and otherwise deal in and with respect to the same;

(d) o manufacture, purchase, use, sell, lease and deal in machines and inventions consuming or utilizing gas, oil or vapor as a fuel or as light and/or heat;

      (e)      To purchase, acquire, lease, own, occupy, hold, use, develop, operate, mortgage, pledge, sell, exchange, convey and otherwise deal in and dispose of in any manner, real and personal property of every type and description used, useful or convenient in connection wit the business of the Corporation;

      (f)      To exercise the power of eminent domain to the fullest extent permitted by Federal law or applicable State statutes for the purpose of acquiring such lands, easements and rights of way as may be necessary or convenient, for or in connection with the conduct of the business of the Corporation;

(g) To acquire, bring together, hold, dispose of, and deal in, royalty and other interests in minerals and to manage and control said mineral interests and to collect the revenues arising therefrom;

      (h)      To purchase, sell and otherwise deal in open accounts and other similar evidences of debt and to loan money to any person, firm or corporation, whether affiliated or not, and to take notes, open accounts and other similar evidences of debt as collateral security therefor;

      (i)      To apply for, obtain, register, purchase, lease, or otherwise acquire and to hold, own, use, develop, operate and introduce and to sell, assign, transfer, grant, or acquire licenses or territorial rights in respect of or otherwise turn to account or dispose of any copyrights, trade-marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements, and properties whether used in connection with or secured under letters patent or otherwise;

      (j)      To enter into, make, perform, carry out and rescind contracts of every kind and for any lawful purpose pertaining to the business or any property of the Corporation, or in any manner incident thereto, as principal, agent or otherwise, with any person, firm, association, corporation, government, state, municipality, or other governmental agency or political subdivision thereof;

      (k)      To borrow or raise money for any of the purposes of the Corporation and, from time to time, without limit as to amount, to make, draw, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, trust indentures, and other negotiable and non-negotiable instruments, and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, real, personal or mixed, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such notes, bonds, or other obligations of the Corporation for its corporate purposes;

      (l)      To conduct and carry on any of the objects and purposes herein enumerated for its own account, or jointly with other persons, firms, or corporations, or as agent or broker of or for any person, firm, or corporation, and for such compensation payable in cash, or property, or part cash and part property, as it shall from time to time determine;

      (m)      To carry on and conduct research work upon any and all problems arising in connection with the development of its properties for the production and transportation of oil, gas, sulphur and other minerals and the refining and extraction therefrom and the reforming of any mineral or petroleum product or by-product or derivative thereof or in connection with any of the other objects and purposes of the Corporation;

      (n)      To conduct and carry on any of the objects and purposes herein enumerated through or by means of investment in subsidiaries or in the stock, securities, or other evidences of interest in corporations, associations, partnerships, or trust estates engaged in carrying on or conducting any one or more of the businesses or enterprises which the Corporation is authorized to conduct and carry on hereunder;

      (o)      To acquire, own, hold, sell, pledge, hypothecate, and otherwise deal in and dispose of shares of stock, certificates of interest in, or other securities, notes, bonds, debentures, or other evidences of indebtedness of any corporation, association, partnership, or trust estate, and to exercise all of the rights, powers and privileges of ownership thereof, including the right to vote thereon; and to guarantee or otherwise assume the payment of principal or interest, or both, of any notes, bonds, debentures or other obligations or evidences of indebtedness, and of and dividends upon the capital stock of any corporation or organization in so far as, an to the extent that any such guarantee may be permitted by law;

      (p)      To purchase or otherwise acquire its own shares of stock and its bonds, debentures, notes, scrip or other securities or evidences of indebtedness, and to cancel or to hold, transfer or reissue the same to such persons, firms, corporations or associations and upon such terms and conditions as the Board of Directors may in its discretion determine, without offering any thereof on the same terms or on any terms to the stockholders then of record or to any class of stockholders;

      (q)      To aid in any manner any corporation, association or trust estate, domestic or foreign, or any firm or individual, any shares of stock in which or any bonds, debentures, notes, securities, evidences of indebtedness, contracts or obligations of which are held by or for this Corporation, directly or indirectly, or in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts designed to protect, preserve, improve or enhance the value of any property at any time held or controlled by this Corporation or in which it may be at any time interested, directly or indirectly, or through other corporations or otherwise; and to cause to be formed, merged, consolidated, or reorganized or liquidated and to promote, take charge of or aid in any way permitted by law, the formation, merger, consolidation, reorganization or liquidation of any corporation or entity in the United States or elsewhere;

      (r)      To sue and be sued in any court of law or equity and to delegate by power of attorney to any person or persons authority to commence, prosecute, defend, compromise or settle any claims, actions or suits in behalf of or against the Corporation, either at law or in equity or otherwise;

      (s)      To issue its capital stock, bonds, debentures, or other obligations in payment for property purchased or acquired by it, or for money borrowed, or for any other lawful object in or about its business;

      (t)      To acquire and pay for in cash, stock or bonds of this Corporation, or otherwise, the good will, franchises, rights, assets and properties, and to undertake or assume, in whole or in part, the obligations of any persons, firm, association or corporation;

      (u)      In general to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of the State of West Virginia upon corporations formed under its corporation laws, and to do any and all of the things hereinbefore set forth to the same extent as natural persons might or could do; and

      (v)      To do all and everything necessary and proper for the accomplishment of the objects herein enumerated or necessary or incidental to the protection and benefit of the Corporation, and in general to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether such business is similar in nature to the objects and powers hereinabove set forth or otherwise.

     The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from the terms of any other clause in this Agreement of Incorporation but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

      IV.      The amount of the total authorized capital stock of said corporation shall be One Hundred Thousand ($100,000) Dollars, which shall be divided into 4,000 shares of the par value of Twenty-Five ($25.00) Dollars each.

The amount of capital stock with which it will commence business is One Thousand Dollars ($1,000.00) being Forty (40) shares of the par value of Twenty-Five Dollars ($25.00) each.
V. The names and post office addresses of the incorporators and the number of shares of stock subscribed for by each are as follows:
		# SHARES	TOTAL #
NAME	P.O. ADDRESS	COMMON	SHARES
R. K. Talbott	1700 MacCorkle Ave., S.E. Charleston, West Virginia	14	14
C. E. Goodwin	1700 MacCorkle Ave., S.E. Charleston, West Virginia	13	13
H. W. Bryan	1700 MacCorkle Ave., S.E. Charleston, West Virginia	13	13

VI. The existence of this corporation is to be perpetual.

     WE, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of West Virginia do make and file this Agreement; and we have accordingly hereunto set our respective hands this 18th day of April, 1957.

All the Incorporators must sign below. /s/ R. K. Talbott /s/ C. E. Goodwin /s/ H. W. Bryan

State of West Virginia, County of Kanawha, to wit:

     I, Blanche Horan, a Notary Public in and for said County and State aforesaid, hereby certify that R. K. Talbott, C. E. Goodwin and H. W. Bryan, whose names are signed to the foregoing agreement bearing date on the 18th day of April, 1957 this day personally appeared before me in my said county and severally acknowledged their signatures to the same.

     Given under my hand and official seal this 18th day of April, 1957.

/s/ Blanche Horan Notary Public
My Commission expires on the 11th day of March, 1958
. [NOTARY SEAL]